 Exhibit 4.5

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY           , HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

AMENDMENT NO. 3 TO FIRST AMENDED AND RESTATED
UNCOMMITTED LINE OF CREDIT AGREEMENT

THIS AMENDMENT NO. 3, dated as of November __, 2021 (this “Amendment”), is made and entered into by and between IMS Internet Media Services, Inc., a Florida corporation (the “Borrower”) and CITIBANK, N.A. (the “Lender”), and amends the First Amended and Restated Uncommitted Line of Credit Agreement dated as of November 19, 2020 (as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”) entered into by and between the Borrower and the Lender.

WITNESSETH

WHEREAS, the Borrower and the Lender desire to amend the Credit Agreement in order to effect the changes described below;

NOW THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions and References. Capitalized terms not otherwise defined herein shall have the meanings attributed thereto in the Credit Agreement.

SECTION 2. Amendments.

(a)  The first sentence of Section 1 of the Credit Agreement is hereby amended by deleting the reference to “$27,000,000” therefrom and substituting, in lieu thereof, $40,000,000”.

(b)  Section 2 of the Credit Agreement is hereby amended, restated and replaced in its entirety with the following:

“2. Each request for an Advance by the Borrower shall be in writing in substantially the form of Exhibit A attached hereto. Each request by the Borrower to the Lender for an Advance based on the SOFR Rate (as defined in Section 4) (a “SOFR Rate Advance”) will be given not later than 2:00 P.M. (New York City time) three Business Days (as defined below) prior to the date of such proposed Advance, and each request by the Borrower to the Lender for an Advance based on a Quoted Rate (as defined in Section 4) (a “Quoted Rate Advance”) will be given not later than 11:00 A.M. (New York City time) on the date of such proposed Advance. Each request will specify (i) the date on which the Borrower wishes the Advance to be made (which will be any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities (“Business Day”)), (ii) the amount it wishes to borrow (which will be in the amount of $1,000,000 or an integral multiple thereof), (iii) the interest period (“Interest Period”) it wishes to apply to such Advance, and (iv) whether such Advance will be a SOFR Rate Advance or a Quoted Rate Advance. The duration of each Interest Period will be, with respect to SOFR Rate Advances, one or three months, and with respect to Quoted Rate Advances, a term requested by the Borrower and agreed to by the Lender, provided that (i) the Borrower may not select any Interest Period that ends after the Termination Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period will be extended to occur on the next succeeding Business Day, provided that, in the case of a SOFR Rate Advance, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period will occur on the next preceding Business Day; and (iii) with respect to a SOFR Rate Advance, whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period will end on the last Business Day of such succeeding calendar month. If the Lender agrees, in its sole discretion, to make such Advance, it will make such funds available to the Borrower in same day funds by crediting the account specified by the Borrower prior to the making of such Advance.”

Execution Version

(c)  Section 4 of the Credit Agreement is hereby amended, restated and replaced in its entirety with the following:

“4. The Borrower will pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount is paid in full, in the case of a SOFR Rate Advance, at a rate equal to the SOFR Rate for the Interest Period for such Advance plus, the applicable Benchmark Adjustment plus 3.00%, and in the case of a Quoted Rate Advance, at a rate equal to the Quoted Rate for such Advance, in each case payable in arrears on the last day of the Interest Period for such Advance and, if such Interest Period is longer than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period. Any overdue amount of principal, interest or other amount payable hereunder will bear interest, payable on demand, at the Base Rate (as defined below) plus 2% per annum.

“Benchmark Adjustment Rate” means a rate equal to (i) 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration and (ii) 0.26161% (26.161 basis points) for an Interest Period of three-months’ duration.

“Floor” means a rate of interest equal to 0%.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Rate” means, for any calculation with respect to a SOFR Rate Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and after application of such rate for not more than three (3) Business Days. Notwithstanding the foregoing, if the Lender is unable to determine the SOFR Rate pursuant to the foregoing definition, upon notice to the Borrower, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of a SOFR Rate Advance, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to an Advance bearing interest at the Base Rate and any outstanding affected SOFR Rate Advances will be deemed to have been converted into Advance bearing interest at the Base Rate at the end of the applicable Interest Period; and provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

Execution Version

“Quoted Rate” means, for any Quoted Rate Advance, a rate quoted by the Lender and agreed to by the Borrower for such Advance.

“Base Rate” means a fluctuating rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its base rate.”

(d) Section 10(s) of the Credit Agreement is hereby amended by deleting both references to “$27,000,000” and inserting “$40,000,000” in lieu thereof.

(e) Section 11(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(l)  not permit the Leverage Ratio, as of the last day of any fiscal quarter, to be greater than 2.50:1.00.”

(f) Section 13(h) of the Credit Agreement is hereby amended by deleting both references to “$27,000,000” and inserting “$40,000,000” in lieu thereof.

(g) Section 13(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Borrower ceases to own, legally and beneficially, 100% of HTTpool Holdings UK Limited, (ii) Christian Gaston Taratuta ceases to Control, directly or indirectly, Latam Media Holdings LLC, (iii) Latam Media Holdings LLC ceases to Control Aleph Internet Media Services LLC (“Aleph”), (iv) Aleph ceases to Control Aleph Group, Inc (which as of the Amendment No. 2 Effective Date, will be maintained through Control of its Board of Directors (or similar governing body)), (v) Aleph Group, Inc ceases to Control the Borrower or (vi) Christian Gaston Taratuta ceases to Control, directly or indirectly, the Borrower (which will be maintained through Control of the Board of Directors (or similar governing body) of Aleph Group, Inc.).”

(h) A new Section 27 is incorporated and added at the end of the Credit Agreement as follows:

“27. Notwithstanding anything to the contrary herein, the Lender shall have the right to make additional technical, administrative or operational changes to this Agreement or any other related document that the Lender decides may be appropriate to reflect the use, adoption, administration and implementation of the SOFR Rate as a benchmark rate hereunder, to permit the administration thereof, and any amendments implementing such changes will become effective without any further action or consent of Borrower. Lender will notify Borrower of the implementation of any such conforming changes.”

SECTION 3. Representations True; No Default. The Borrower represents and warrants that:

(a)  The representations and warranties contained in the Credit Agreement and each other Loan Document are true correct on and as of the date of this Amendment as though made on and as of the date hereof.

(b)  No event has occurred and is continuing, or would result from the execution and delivery of this Amendment, which constitutes a Default or Event of Default.

SECTION 4. Legal Obligation. The Borrower represents and warrants to the Lender that this Amendment has been duly authorized, executed and delivered on its behalf, and that the Credit Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

SECTION 5. Ratification. Except as amended hereby, the Credit Agreement, the other Loan Documents and all other documents executed in connection therewith shall remain in full force and effect. The Credit Agreement, as amended hereby, and all rights and powers created thereby or thereunder and under the other Loan Documents or such other documents are in all respects ratified and confirmed.

Execution Version

SECTION 6. Conditions Precedent. This Amendment will become effective on and as of the first date on which the following conditions precedent have been satisfied:

(a)  the Lender has received a counterpart of this Amendment duly executed by the Borrower and the Lender;

(b) the Lender has received certified copies of the resolutions of the Borrower’s Board of Directors approving this Amendment, and of all other documents evidencing necessary corporate action and governmental and other third party approvals, if any, with respect to this Amendment; and

(c)  the Lender has received a certificate of the Borrower’s Secretary or Assistant Secretary certifying the names and true signatures of the Borrower’s officers authorized to sign this Amendment;

(d) the Lender has received a letter from the Subsidiary Guarantors reaffirming the obligations of each Subsidiary Guaranty under the Loan Documents to which such Subsidiary Guarantor is a party, in form and substance acceptable to the Lender; and

(e) the Lender shall have received all of the fees, costs and expenses (including the fees and expenses of counsel to the Lender) that are due and payable hereunder and under the Loan Documents.

SECTION 7. Miscellaneous.

(a)  The Credit Agreement and this Amendment shall be read, taken and construed as one and the same instrument.

(b)  The provisions of Section 21 of the Credit Agreement are hereby incorporated herein, mutatis mutandis.

(c) Any references in the Credit Agreement to “this Agreement”, “hereunder”, “herein” or words of like import, and each reference in any other document executed in connection with the Credit Agreement, to “the Agreement”, “thereunder”, “therein” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

(d) This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

IMS Internet media services, inc.

By:
Name:
Title:

CITIBANK, N.A.

By:
Name:
Title: